As filed with the Securities and Exchange Commission on June 8, 2009
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GLG Partners, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	20-5009693
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

399 Park Avenue, 38th Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

GLG Partners, Inc. 2009 Long-Term Incentive Plan
(Full Title of the Plan)

Alejandro San Miguel, Esq.
General Counsel and Corporate Secretary
GLG Partners, Inc.
399 Park Avenue, 38th Floor
New York, New York 10022
(Name and Address of Agent for Service)
(212) 224-7200
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Sey-Hyo Lee, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 408-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Calculation of Registration Fee

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities To Be	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, par value $.0001 per share	47,028,678 shares	$3.18	$149,551,196	$8,345

(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low per share market price of the Registrant’s Common Stock on June 3, 2009 as reported on the New York Stock Exchange, Inc.

Item 3. Incorporation of Documents by Reference.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-5
EX-23.1
EX-23.3
EX-24

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed by GLG Partners, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
•	Annual Report on Form 10-K of the Company for the year ended December 31, 2008 (including the portions of our proxy statement for our 2009 Annual Meeting of Shareholders that are incorporated therein by reference);

•	Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2009;

•	Current Reports on Form 8-K of the Company filed February 4, 2009, March 26, 2009, May 11, 2009 (with respect to the amendment of the Company’s credit agreement and with respect to the Company’s private offering of convertible subordinated notes), May 13, 2009, May 18, 2009, June 4, 2009 and June 8, 2009; and

•	The description of the Company’s common stock included in or incorporated by reference into the Company’s Registration Statement on Form 8-A/A filed on November 2, 2007.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.
Item 5. Interests of Named Experts and Counsel.
          Alejandro San Miguel, Esq., who has given his opinion about certain legal matters affecting the shares of Company’s Common Stock covered by this registration statement, is General Counsel and Corporate Secretary of the Company. Mr. San Miguel is eligible to participate in the Company’s 2009 Long-Term Incentive Plan, or the Plan, in accordance with the terms of the Plan.

Item 6. Indemnification of Directors and Officers.
          The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s restated certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.
          The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including all expenses liability and loss actually and reasonably incurred or suffered by such director or officer in connection therewith in defending or otherwise participating in any proceeding in advance of its final disposition. We have entered into indemnity agreements with our directors and our executive officers, which generally provide for the indemnity of the director or executive officer, as the case may be, and the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred in various legal proceedings in which they may be involved by reason of their service as a director or executive officer of the Company to the extent permitted by Delaware law.

Item 8. Exhibits.
4	GLG Partners, Inc. 2009 Long-Term Incentive Plan, filed as Annex A to the Company’s Proxy Statement dated March 27, 2009 (File No. 001-33217), is incorporated herein by reference.

5	Opinion of Alejandro R. San Miguel, Esq., General Counsel and Corporate Secretary of the Company, as to the legality of any newly issued shares of Common Stock covered by this registration statement.

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm.

23.2	Consent of Alejandro San Miguel, Esq., contained in his opinion filed as Exhibit 5 to this registration statement.

23.3	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company.
Item 9. Undertakings.
A. The Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, GLG Partners, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 8, 2009.

GLG PARTNERS, INC.
By:	/s/ Noam Gottesman
	Name:	Noam Gottesman
	Title:	Co-Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 8, 2009 by the following persons in the capacities indicated:

Signature	Title

Noam Gottesman * Noam Gottesman	Chairman of the Board, Co-Chief Executive Officer and Director (co-principal executive officer)

Emmanuel Roman * Emmanuel Roman	Co-Chief Executive Officer and Director (co-principal executive officer)

Pierre Lagrange * Pierre Lagrange	Director

Ian G. H. Ashken * Ian G. H. Ashken	Director

James N. Hauslein * James N. Hauslein	Director

William P. Lauder * William P. Lauder	Director

Jeffrey M. Rojek * Jeffrey M. Rojek	Chief Financial Officer (principal financial and accounting officer)

*By:	/s/ Alejandro San Miguel
Alejandro San Miguel, Attorney-in-fact**

**By authority of the powers of attorney filed as Exhibit 24 hereto.

EXHIBIT INDEX

Exhibit No.
4	GLG Partners, Inc. 2009 Long-Term Incentive Plan, filed as Annex A to the Company’s Proxy Statement dated March 27, 2009 (File No. 001-33217), is incorporated herein by reference.

5	Opinion of Alejandro San Miguel, Esq., General Counsel and Corporate Secretary of the Company, as to the legality of any newly issued shares of Common Stock covered by this registration statement.

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm.

23.2	Consent of Alejandro R. San Miguel, Esq., contained in his opinion filed as Exhibit 5 to this registration statement.

23.3	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company.